Exhibit 10.2

Perseus Partners VII, L.P.

2099 Pennsylvania Avenue, NW

Suite 900

Washington, DC 20006-1813

November 21, 2007

Distributed Energy Systems Corp.

10 Technology Drive

Wallingford, CT 06492

Attn: Bernard H. Cherry, Chief Executive Offficer

Re:	Securities Purchase Agreement (as amended through the date hereof, the “Purchase Agreement”) dated as of May 10, 2007 by and between Distributed Energy Systems Corp. (the “Company”) and Perseus Partners VII, L.P. (the “Purchaser”)

Dear Mr. Cherry:

The Company’s Board of Directors consists of six members, three of whom qualify as “independent directors” under Nasdaq Marketplace Rule 4200(a)(15). On November 19, 2007, the Company received a letter from the Nasdaq informing the Company that it does not satisfy the requirement set forth in Nasdaq Marketplace Rule 4350(c)(1) that requires a majority of an issuer’s board of directors to be independent directors and instructing the Company to provide the Nasdaq, by December 4, 2007, with a specific plan and timetable to achieve compliance with this rule.

Pursuant to Section 5.6 of the Purchase Agreement, the Purchaser has two representatives serving on the Company’s Board of Directors, John C. Fox and Michael L. Miller. To facilitate the Company’s compliance with Nasdaq Marketplace Rule 4350(c)(1), the Purchaser hereby agrees that Michael L. Miller will resign from the Company’s Board of Directors effective as of the date of this letter agreement. Mr. Miller’s resignation is set forth at the end of this letter agreement. As a result of Mr. Miller’s resignation, the Company’s Board of Directors will have five members, three of whom are independent directors under Nasdaq Marketplace Rule 4200(a)(15).

The Company intends to add an additional independent director to its Board of Directors as soon as practicable after the execution of this letter agreement. If requested by the Purchaser, the Company will reappoint Mr. Miller (or another person designated by the Purchaser in his place) as a director when it adds such additional independent director, with the result that the Company’s Board of Directors will then have seven members, four of whom qualify as independent directors under Nasdaq Marketplace Rule 4200(a)(15). Until such time as Mr. Miller (or such other designee by the Purchaser) is appointed to the Company’s Board of Directors, Mr. Miller (or such other designee) shall be entitled to attend the Company’s Board of Directors as an observer and the provisions of Section 5.6 of the Purchase Agreement shall apply with respect thereto.

Nothing set forth in this letter agreement shall diminish or otherwise affect any of the rights of the Purchaser or any of the obligations of the Company under the Purchase Agreement or under any other agreement between the Purchaser and the Company entered into in connection with the transactions contemplated by the Purchase Agreement or diminish or otherwise affect any indemnification or similar obligations of the Company with respect to Mr. Miller.

If the foregoing accurately sets forth the agreements of the Company and the Purchaser with respect to the subject matter hereof, please sign this letter agreement in the space indicated below.

Very truly yours,

PERSEUS PARTNERS VII, L.P.

By:	Perseus Partners VII GP, L.P.,
its general partner

By:	Perseus Partners VII GP, L.L.C.,
its general partner

By:	/s/ John C. Fox
Name:	John C. Fox
Title:	Senior Managing Director

ACCEPTED AND AGREED TO:

DISTRIBUTED ENERGY SYSTEMS CORP.

By:	/s/ Peter J. Tallian
Name:	Peter J. Tallian
Title:	Chief Financial Officer

Resignation

In accordance with the letter agreement to which this resignation is attached, I hereby resign as a director of Distributed Energy Systems Corp. effective as of November 21, 2007.

/s/ Michael L. Miller
Michael L. Miller